Exhibit 5(a)

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

617 542 2241 fax

June 27, 2005

John Hancock Life Insurance Company

John Hancock Place

200 Clarendon Street

Boston, MA 02116

Re:  John Hancock Life Insurance Company Signature NotesSM

Ladies and Gentlemen:

We have acted as counsel to John Hancock Life Insurance Company, a Massachusetts corporation (the “Company”), in connection with the preparation of a joint Registration Statement on Form F-3 (the “Registration Statement”) filed by Manulife Financial Corporation, a Canadian corporation and indirect parent of the Company (“Manulife”), and the Company with the Securities and Exchange Commission (the “Commission”) on April 21, 2005, as amended by the pre-effective amendment filed on June 27, 2005. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $2,400,000,000 in initial offering price of the Company’s Signature NotesSM, which are medium term notes with maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee of the Company’s payment obligations under the Notes by Manulife. The Notes are to be (i) issued under an Indenture, dated as of June 15, 2002, as amended on January 16, 2003 (the”Indenture”), as supplemented by a Second Supplemental Indenture to be entered into by the Company and JPMorgan Chase Bank, N.A., as trustee (the “Second Supplemental Indenture”); (ii) sold pursuant to the terms of a Selling Agent Agreement to be entered into by the Company and the agents named therein (the “Selling Agent Agreement”); and (iii) guaranteed by Manulife pursuant to the terms of a Subordinated Guarantee to be executed by Manulife (the “Subordinated Guarantee”). The Indenture, the Second Supplemental Indenture, the Selling Agent Agreement and the Subordinated Guarantee are being filed as exhibits to the Registration Statement.

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the Second Supplemental Indenture; (iv) the Selling Agent Agreement; (v) the Subordinated Guarantee; (vi) the Company’s Restated Articles of Organization, as currently in effect; (vii) the Company’s Amended and Restated Bylaws, as currently in effect; and (viii) resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bars of the Commonwealth of Massachusetts and the State of New York, and we do not express any opinion as to the laws of any jurisdictions other than the Commonwealth of Massachusetts and the State of New York. No opinion is expressed herein with respect to the qualification of the Notes under the securities or blue-sky laws of any state or any foreign jurisdiction. The Notes may be issued

Boston Washington Reston New York Stamford Los Angeles London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

John Hancock Life Insurance Company

June 27, 2005

from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, we are of the opinion that, when the Second Supplemental Indenture, Selling Agent Agreement and Subordinated Guarantee are executed by the parties thereto and when each series of Notes has been issued and sold in accordance with the terms of the Indenture, the Second Supplemental Indenture and the Selling Agent Agreement, such Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Notes may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

For purposes of the opinions rendered above, we have assumed that the Company will at all times in the future (i) be duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and (ii) have the corporate power and authority to issue and sell the Notes. As of the date of this opinion, the Company is duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to issue and sell the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.